EXHIBIT 4.1

AMENDMENT TO
AMENDED AND RESTATED RIGHTS AGREEMENT


THIS AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT (the "Amendment") is made as of April 30, 2001, by and between THE SMITHFIELD COMPANIES, INC., a Virginia corporation (the "Company"), and REGISTRAR AND TRANSFER COMPANY, a New Jersey corporation (the "Rights Agent").
W I T N E S S E T H :
WHEREAS, that certain Amended and Restated Rights Agreement, dated as of August 16, 1991, was entered into between the Company and The Riggs National Bank of Washington, D.C. (the "Rights Agreement") relating to the distribution of a dividend of certain rights to the holders of shares of common stock of the Company; and
WHEREAS, Registrar and Transfer Company, a New Jersey corporation, has agreed to serve as replacement Rights Agent; and WHEREAS, Section 27 of the Rights Agreement permits the Company (and, upon the direction of the Company, requires the Rights Agent), at any time before the Distribution Date (as defined in the Rights Agreement) or the occurrence of a Triggering Event (as defined in the Rights Agreement) to supplement or amend the Rights Agreement in certain respects, and, in accordance with such Section, the Company desires to amend the Rights Agreement as set forth herein and hereby directs the Rights Agent to join in the execution hereof.
NOW, THEREFORE, in consideration of the premises, the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
1. Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Rights Agreement.
2. Appointment. Registrar and Transfer Company, a New Jersey corporation ("R&T"), is hereby appointed as the successor Rights Agent with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent (so as to be substituted in the place and stead of the original Rights Agent or any successor entity named as such, including, without limitation, Riggs National Bank of Washington, D.C., Wachovia Bank of North Carolina, N.A. or any other entity named as Rights Agent under the original rights agreement or any amendment or restatement thereof).
3. Amendment. Section 21 is hereby amended by deleting the fifth sentence and in its place substituting a new fifth sentence to read as follows:
"Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of the State of New Jersey, or of the State of New York or of the Commonwealth of Virginia (or of any other state of the United States so long as such corporation is authorized to do business as a transfer agent in the State of New Jersey, the State of New York or the Commonwealth of Virginia), that is authorized under such laws to exercise stock transfer powers and is subject to supervision or examination by federal or state authority and that at the time of its appointment as Rights Agent is registered as a Transfer Agent in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended, and is qualified to act as a Transfer Agent under the rules of the New York Stock Exchange."
4. Amendment. Section 26 is amended to delete the notification address of the prior Rights Agent and substitute the following in the place and stead thereof:
Registrar and Transfer Company
Attn: Vice President - Administration
10 Commerce Drive
Cranford, NJ 07016

5.  Amendment.  The following new Section 35 shall be added:
"Section 35.	Exemption of Smithfield Foods, Inc. and TSCI Acquisition, Inc.
Merger:  Notwithstanding anything to the contrary contained in this Agreement:
(i) the provisions of Sections 3(c), 7(e), 11(a) (ii) and 13(a) shall not apply with respect to any transaction undertaken by Smithfield Foods, Inc. ("Parent"), TSCI Acquisition, Inc. ("Acquiror") or any of their Affiliates or Associates pursuant to the Agreement and Plan of Merger, dated April 30, 2001, by and among Parent, Acquiror and the Company (the "Merger Agreement"), or any action taken by any shareholder of the Company pursuant to the letter agreements (each, a "Voting Agreement") described in Section 3.1(a) of the Merger Agreement; (ii) none of Parent, Acquiror or any of their Affiliates or Associates or any Person who is a party to a Voting Agreement shall be deemed to be an Acquiring Person as a result of any such transactions or actions; and (iii) no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred as a result of any such transactions or actions."
6. Confirmation. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.
7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.
8. Counterparts. This Amendment may be executed in any number of counterparts and, if so executed, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have caused this Amendment to Amended and Restated Rights Agreement to be executed and delivered by their duly authorized officers as of the day and year first above written.

THE SMITHFIELD COMPANIES, INC.



By:____________________________________
Its:


REGISTRAR AND TRANSFER COMPANY



By:____________________________________
Its: